Exhibit99.1

TRADED: NYSE (IEX)
For further information, contact:

Andrew K. Silvernail
Chairman and Chief Executive Officer
847.498.7070

FOR IMMEDIATE RELEASE
Tuesday, January 03, 2017

IDEX CORPORATION NAMES WILLIAM GROGAN AS CHIEF FINANCIAL OFFICER

Lake Forest, IL, January 3, 2017 - IDEX CORPORATION (NYSE:IEX) announced today that William K. Grogan has been appointed Senior Vice President and Chief Financial Officer of the Company.

Mr. Grogan has been at IDEX for five years and has served as Vice President of Finance, Operations since 2015. Prior to that, he was Chief Financial Officer for the Company’s Health and Science Technologies and Fire, Safety and Diversified Technologies segments from 2012 to 2015. Before joining IDEX Corporation, Mr. Grogan most recently served as Director of Finance, Store Operations at Walgreen Company from 2011 to 2012. Mr. Grogan holds an MBA from Northwestern University’s Kellogg School of Management and an Undergraduate degree in Finance from Merrimack College.

IDEX Chairman and Chief Executive Officer Andy Silvernail stated, “I am delighted with Bill’s promotion to Chief Financial Officer. Over the past several months we have done a thorough evaluation of internal and external candidates in order to ensure that we have a world class finance leader. Bill’s track record of success within IDEX, his proven ability to grow talent and build an organization make him uniquely qualified. We are fortunate to have someone of Bill’s caliber as our next CFO.”

Michael J. Yates, who has served as the Company’s Interim Chief Financial Officer since September 2016, will resume his position as Vice President and Chief Accounting Officer. Mr. Silvernail thanked Mr. Yates, saying “Mike did a terrific job as interim Chief Financial Officer over the past few months. Under his leadership we sustained our high level of performance which enabled us to conduct an in depth CFO search. I am very appreciative of Mike’s long-standing contributions to IDEX, especially in this time of transition.

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com